Exhibit 3.3
Amendment to Articles of Incorporation

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

VIRILITE NEUTRACUTICAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by written consent of its members adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the first article of the Certificate of Incorporation of VIRILITE NEUTRACUTICAL CORPORATION be amended by changing the name of the Corporation to INNOVATIVE TECHNOLOGY ACQUISITION CORP. Upon such amendment, the first article of the Certificate of Incorporation of VIRILITE NEUTRACUTICAL CORP., shall be read as follows:

                  "The  name  of  this  Delaware   corporation  is:   Innovative
         Technology Acquisition Corp."

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in
Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN  WITNESS  WHEREOF,  VIRILITE  NEUTRACUTICAL  CORPORATION,   has  caused  this
certificate to be signed by Alison Cohen, its president, this 26th Day of November 1999.

VIRILITE NEUTRACUTICAL CORPORATION


By: /s/ Alison Cohen
-----------------------
Alison Cohen, President